Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Bob Purcell
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-3267

For Immediate Release:

BioMarin Announces Third Quarter 2011 Financial Results

Pipeline to be Highlighted at R&D Day on December 8th; Many Key Clinical Milestones in the Coming Year

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET

Financial Highlights ($ in millions, except per share data, unaudited)

Item	Q3 2011	Q3 2010 Comparison
Total BioMarin Revenue	$113.4	16.0% increase
Total Net Product Revenue	$112.9	16.9% increase
Naglazyme Net Product Revenue	$55.9	8.1% increase
Aldurazyme BioMarin Net Product Revenue*	$23.0	$16.5
Kuvan Net Product Revenue	$30.5	16.4% increase
Firdapse Net Product Revenue	$3.5	59.1% increase
GAAP Net Income (Loss)	$(17.7)	$217.3**
GAAP Net Income (Loss) per share	$(0.16) (basic and diluted)	$2.13 (basic), $1.68 (diluted)
Non-GAAP Adjusted EBITDA	$4.6	$18.1
Non-GAAP Adjusted EBITDA per share	$0.04 (basic and diluted)	$0.18 (basic), $0.15 (diluted)

*	Net product transfer revenue had a positive $4.0 million impact on net Aldurazyme revenue to BioMarin in the third quarter of 2011 and an immaterial impact on net Aldurazyme revenue to BioMarin in the third quarter of 2010.
**	During the third quarter of 2010, the company reversed its deferred tax asset valuation allowance and recorded a one-time benefit of $223.1 million.

Novato, Calif., October 27, 2011 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced financial results for the third quarter of 2011. GAAP net loss was $17.7 million ($0.16 per diluted share) for the third quarter of 2011, compared to GAAP net income of $217.3 million ($1.68 per diluted share) for the third quarter of 2010. During the third quarter of 2010, the company reversed its deferred tax asset valuation allowance and recorded a one-time benefit of $223.1 million. Non-GAAP adjusted EBITDA was $4.6 million ($0.04 per diluted share) for the third quarter of 2011, compared to non-GAAP adjusted EBITDA of $18.1 million ($0.15 per diluted share) for the third quarter of 2010. Non-GAAP adjusted EBITDA excludes depreciation and amortization, contingent consideration expense, interest income and expense, income taxes, stock compensation expense and material non-recurring items. The reconciliation of the non-GAAP measures to the comparable GAAP measure is detailed in the table provided near the end of the press release.

GAAP net loss for the nine months ended September 30, 2011 was $27.1 million ($0.24 per diluted share), compared to GAAP net income of $218.0 million ($1.74 per diluted share) for the nine months ended September 30, 2010. Non-GAAP adjusted EBITDA was $37.5 million ($0.31 per diluted share) for the nine months ended September 30, 2011, compared to non-GAAP adjusted EBITDA of $51.0 million ($0.43 per diluted share) for the nine months ended September 30, 2010.

As of September 30, 2011, BioMarin had cash, cash equivalents and short and long-term investments totaling $370.0 million, as compared to $412.1 million at the end of June 30, 2011. The company paid $48.5 million for the purchase of a manufacturing plant in Ireland in the third quarter of 2011.

“Our commercial portfolio has performed well year-to-date, generating enough cash to fund the significant investment in R&D programs,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “For 2011 guidance, we are slightly raising our expectations for the bottom end of Kuvan net product revenue, total net product revenues and total BioMarin revenues. We are also raising our expectations for 2011 R&D spend due to the acceleration of our clinical programs, including better than expected enrollment in our clinical studies. We are focused on the successful development of our pipeline and look forward to many key clinical milestones in the coming year.”

Net Product Revenue (in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Naglazyme (1)	$55.9	$51.7	$$4.2	8.1%	$176.8	$147.5	$$29.3	19.9%
Kuvan (2)	30.5	26.2	$4.3	16.4%	86.0	72.1	$13.9	19.3%
Firdapse (3)	3.5	2.2	$1.3	59.1%	9.8	3.4	$6.4	188.2%

(1)	Changes in foreign currency rates, net of hedges, had a negative $0.5 million impact on Naglazyme sales in the third quarter of 2011 and positive $0.7 million impact on Naglazyme sales in the nine months ended September 30, 2011. The number of Naglazyme patients increased 14.6 percent in the third quarter of 2011 compared to the third quarter of 2010. Naglazyme revenues experience quarterly fluctuations due to the timing of government ordering patterns in certain countries.
(2)	The quantity of commercial tablets dispensed to patients in the U.S. increased 15.0 percent in the third quarter of 2011 compared to the third quarter of 2010 and increased 2.7 percent in the third quarter of 2011 compared to the second quarter of 2011.
(3)	A product for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS) which was launched in the EU in April 2010.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Aldurazyme revenue reported by Genzyme (4)	$46.3	$40.8	$5.5	13.5%	$136.4	$124.3	$12.1	9.7%
Royalties due from Genzyme	19.0	16.5	2.5		53.0	50.2	2.8
Incremental (previously recognized)	4.0	—	4.0		6.0	(2.0)	8.0

Total Aldurazyme net product revenues (5)	$23.0	$16.5	$6.5		$59.0	$48.2	$10.8

(4)	Changes in foreign currency rates caused an increase to Aldurazyme sales by Genzyme of $2.0 million and $5.1 million for the three and nine months ended September 30, 2011, respectively.
(5)	To the extent units shipped to third party customers by Genzyme exceeded BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period.

2011 Guidance

Revenue Guidance ($ in millions)

Item	2011 Guidance	Previous 2011 Guidance
Total BioMarin Revenues	$439 to $465	$436 to $465
Total Net Product Revenues	$432 to $458	$429 to $458
Naglazyme Net Product Revenue	Unchanged	$225 to $240
Kuvan Net Product Revenue	$115 to $120	$112 to $120
Aldurazyme Net Product Revenue to BioMarin	Unchanged	$79 to $83
Firdapse Net Product Revenue	Unchanged	$13 to $15

Selected Income Statement Guidance ($ in millions)

Item	2011 Guidance	Previous 2011 Guidance
Cost of Sales (% of Total Revenue)	Unchanged	18% to 20%
Selling, General and Admin. Expense	Unchanged	$164 to $174
Research and Development Expense	$205 to $210	$200 to $205
Amortization and Contingent Consideration	$4	$2
Interest Income	Unchanged	$3
Income Tax Expense (Benefit)	$8	$14
GAAP Net Income (Loss)	Unchanged	$(43) to $(33)
Stock Compensation Expense	$43	$45
Non-GAAP Adjusted EBITDA	$45 to $55	$49 to $59

Anticipated Upcoming Milestones

4Q 2011: Update on Phase II trial for PEG-PAL for PKU at R&D Day

4Q 2011: IND filing for BMN-111 for Achondroplasia

1Q 2012: Initiation of Phase I trial for BMN-111 for Achondroplasia

2H 2012: Top-line results for Phase III trial for GALNS for MPS IVA

2H 2012: Initiation of Phase III trial for PEG-PAL for PKU

2H 2012: Top-line results for Phase I/II trial for BMN-701 for Pompe disease

2H 2012: Top-line results for Phase I/II trial for BMN-673 for genetically-defined cancers

2H 2012: Top-line results for PKU-016 Kuvan neurocognitive study

4Q 2012/1Q 2013: Market authorization application filings for GALNS for MPS IVA

4Q 2012/1Q 2013: Initiation of Phase II trial for BMN-111 for Achondroplasia

4Q 2013: Anticipated regulatory approval of GALNS for MPS IVA

Research and Development Programs

BioMarin continues to make significant investments in research and development to ensure persistent growth for the company. The current pipeline includes programs in various stages of development that are focused on treating a range of serious unmet medical needs. BioMarin will host an R&D Day on Thursday, December 8th in New York to discuss its clinical and preclinical pipeline in detail.

Advanced Clinical Programs

•

GALNS for MPS IVA: BioMarin is enrolling patients in a randomized, double-blind, placebo-controlled Phase III study with primary endpoint of six-minute walk distance. The study will be 24 weeks in treatment duration with treatment doses of two mg/kg/week and two mg/kg/every other week. The company expects to enroll approximately 160 patients across 40 centers worldwide and is on track to report top-line results in the second half of 2012.

•

Kuvan Outcomes Study: PKU-016, a randomized, placebo-controlled, 13-week Kuvan outcomes study is ongoing. Endpoints include clinically validated measures of neuropsychiatric symptoms and, if successful, may enable a label amendment. The company expects to report top-line results in the second half of 2012.

•	Firdapse: The Phase III trial for LEMS for FDA approval in the U.S. is ongoing.

Mid-Stage Clinical Programs

•	PEG-PAL for PKU: The company will provide an update on the Phase II study at the R&D Day in December. The company expects to initiate a Phase III trial in the second half of 2012.

•	Hand-Held Blood Phe Monitor: Regulatory clearance and commercial availability of the handheld blood Phe monitor are expected in the second half of 2013.

Early-Stage Clinical Programs

•

BMN-701 for Pompe Disease: The Phase I/II trial in Pompe patients is an open-label study to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamic and clinical activity of BMN-701 administered as an intravenous infusion every two weeks at doses of 5 mg/kg, 10 mg/kg and 20 mg/kg. The company has completed enrollment of patients in the 10 mg/kg dose cohort. Top-line results are expected in the second half of 2012.

•

BMN-673 (PARP inhibitor): BioMarin has two ongoing trials for BMN-673: a Phase I/II open-label trial of once daily, orally administered BMN-673 for advanced or recurrent solid tumors and a Phase I, two-arm, open-label, dose escalation study for BMN-673 for the treatment of patients with advanced hematological malignancies. Top-line results for both studies are expected in the second half of 2012.

Preclinical Programs

•

BMN-111 for Achondroplasia: BioMarin expects to file an IND in the fourth quarter of 2011 and initiate a Phase I trial in the first quarter of 2012. BMN-111 is an analog of C-type Natriuretic Peptide (CNP), a small cyclic peptide that is a positive regulator of bone growth. There are approximately 18,000 to 24,000 patients in the U.S. and Europe, an estimated 25 percent of which could be candidates for treatment with a product like BMN-111.

•	Other early stage programs: BioMarin is working on multiple additional early development opportunities.

Non-GAAP Financial Information and Reconciliation

The above results for the three and nine months ended September 30, 2011 and September 30, 2010 and financial guidance for the year ending December 31, 2011 are presented both as determined in accordance with GAAP and on a non-GAAP basis. As used in this release, non-GAAP income is based on GAAP Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) adjusted to exclude non-cash stock compensation expense, contingent consideration expense and certain nonrecurring material items (adjusted EBITDA).

The following tables detail the reconciliation of non-GAAP to GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

(in millions)

(unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,		Year Ending December 31, 2011 Guidance
	NOTES	2011	2010	2011	2010
GAAP Net Income (Loss)		$(17.7)	$217.3	$(27.1)	$218.0	$(43) - $(33)
Interest expense, net		1.7	2.0	4.3	4.9	6
Income tax expense (benefit)		(2.1)	(221.9)	6.6	(220.3)	8
Depreciation		6.0	4.8	18.7	13.2	25
Amortization		1.0	1.0	2.9	2.1	4

EBITDA (Loss)		(11.1)	3.2	5.4	17.9	0 - 10
Stock-based compensation		11.6	10.0	32.6	27.7	43
Gain on sale of equity investments		—	—	—	(0.9)	—
Contingent consideration	(1)	2.2	3.1	(2.4)	4.5	—
Material non-recurring
Convertible debt exchange	(2)	1.9	—	1.9	—	2
Acquisition expenses	(3)	—	1.8	—	1.8	—

Adjusted EBITDA		$4.6	$18.1	$37.5	$51.0	$45 - $55

(1)	Represents the changes in the fair value of contingent acquisition consideration payable for the period.
(2)	Represents debt conversion expense associated with the early conversion of a portion of our convertible debt in September 2011.
(3)	Represents transaction costs associated with the acquisition of ZyStor Therapeutics Inc., during the third quarter of 2010.

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the company believes that the additional information enhances investors’ overall understanding of the company’s business and prospects for the future. Further, the company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes and uses the adjusted EBITDA methodology in establishing corporate goals for internal compensation programs.

Diluted Earnings Per Share Calculation

The calculation of GAAP diluted earnings per share for the three and nine months ended September 30, 2011 excludes 17.4 million shares in both periods, related to the outstanding convertible debt as their impact is considered antidilutive. The calculation of GAAP diluted earnings per share for the three and nine months ended September 30, 2010 includes 26.3 in both periods, related to the outstanding convertible debt as their impact is considered dilutive. Additionally, all other potentially issuable shares were considered antidilutive under the Treasury method, including stock options, restricted stock, potential future ESPP shares and shares in the Nonqualified Deferred Compensation Plan.

The calculation of non-GAAP adjusted EBITDA earnings per share for the three months ended September 30, 2011 excludes 173,000 shares related to common stock issued to the Nonqualified Deferred Compensation Plan, and 17.4 million shares related to the outstanding convertible debt, as their impact is considered antidilutive. The calculation of non-GAAP adjusted EBITDA earnings per share for the nine months ended September 30, 2011 excludes 173,000 shares related to common stock issued to the Nonqualified Deferred Compensation Plan, and 1.4 million shares related to the outstanding convertible debt, as their impact is considered antidilutive. The calculation of the non-GAAP adjusted EBITDA earnings per share for the three and nine months ended September 30, 2010 excludes 114,000 shares related to common stock issued to the Nonqualified Deferred Compensation Plan as their impact is considered antidilutive.

Conference Call Details

BioMarin will host a conference call and webcast to discuss third quarter 2011 financial results today, Thursday, October 27, at 5:00 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: October 27, 2011

Time: 5:00 p.m. ET

U.S. / Canada Dial-in Number: 877.299.4454

International Dial-in Number: 617.597.5447

Participant Code: 74745522

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 30903685

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in Phase III clinical development for the treatment of MPS IVA, amifampridine phosphate (3,4-diaminopyridine phosphate), which is currently in Phase III clinical development for the treatment of LEMS in the U.S., PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU, BMN 701, a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase I/II clinical development for the treatment of Pompe disease, and BMN 673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase I/II clinical development for the treatment of genetically-defined cancers. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of

BioMarin’s clinical trials of GALNS, Firdapse, PEG-PAL, BMN-673, BMN-701 and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to GALNS, Firdapse, PEG-PAL, BMN 673 and BMN 701; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan and Firdapse; actual sales of Aldurazyme, Naglazyme Kuvan and Firdapse; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2010 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan® and Firdapse™ are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share and per share amounts)

	September 30, 2011	December 31, 2010 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,254	$88,079
Short-term investments	153,120	186,033
Accounts receivable, net (allowance for doubtful accounts: $839 and $63, respectively)	107,057	86,576
Inventory	115,628	109,698
Other current assets	39,965	33,874

Total current assets	487,024	504,260
Investment in BioMarin/Genzyme LLC	1,168	1,082
Long-term investments	145,640	128,171
Property, plant and equipment, net	266,190	221,866
Intangible assets, net	100,780	103,648
Goodwill	51,543	53,364
Long-term deferred tax assets	229,172	236,017
Other assets	13,559	14,215

Total assets	$1,295,076	$1,262,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$83,254	$83,844

Total current liabilities	83,254	83,844
Convertible debt	348,339	377,521
Other long-term liabilities	88,944	84,001

Total liabilities	520,537	545,366

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at September 30, 2011 and December 31, 2010: 114,149,780 and 110,634,465 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	114	111
Additional paid-in capital	1,175,422	1,090,188
Company common stock held by Nonqualified Deferred Compensation Plan	(3,935)	(1,965)
Accumulated other comprehensive income	1,304	188
Accumulated deficit	(398,366)	(371,265)

Total stockholders’ equity	774,539	717,257

Total liabilities and stockholders’ equity	$1,295,076	$1,262,623

(1)	December 31, 2010 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Nine Months Ended September 30, 2011 and 2010

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES:
Net product revenues	$112,891	$96,559	$331,583	$271,224
Collaborative agreement revenues	97	130	375	507
Royalty and license revenues	437	1,061	1,554	2,922

Total revenues	113,425	97,750	333,512	274,653

OPERATING EXPENSES:
Cost of sales (excludes amortization of developed product technology)	22,445	18,003	62,504	49,816
Research and development	58,577	39,366	156,466	105,112
Selling, general and administrative	44,880	38,348	126,969	109,625
Intangible asset amortization and contingent consideration	3,040	3,972	28	6,206

Total operating expenses	128,942	99,689	345,967	270,759

INCOME FROM OPERATIONS	(15,517)	(1,939)	(12,455)	3,894
Equity in the loss of BioMarin/Genzyme LLC	(608)	(639)	(1,817)	(2,194)
Interest income	722	968	2,302	3,193
Interest expense	(2,432)	(3,008)	(6,645)	(8,072)
Debt conversion expense	(1,896)	—	(1,896)	—
Net gain from sale of investments	—	—	—	927

INCOME BEFORE INCOME TAXES	(19,731)	(4,618)	(20,511)	(2,252)
Provision for (benefit from) income taxes	(2,078)	(221,952)	6,590	(220,260)

NET INCOME (LOSS)	$(17,653)	$217,334	$(27,101)	$218,008

NET INCOME (LOSS) PER SHARE, BASIC	$(0.16)	$2.13	$(0.24)	$2.14

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.16)	$1.68	$(0.24)	$1.74

Weighted average common shares outstanding, basic	112,290	102,110	111,358	101,660

Weighted average common shares outstanding, diluted	112,290	131,278	111,358	130,821

STOCK-BASED COMPENSATION EXPENSE

Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cost of sales	$1,334	$1,044	$3,864	$2,852
Research and development	4,372	3,621	12,070	10,244
Selling, general and administrative	5,912	5,292	16,673	14,578

	$11,618	$9,957	$32,607	$27,674

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